EXHIBIT 99.3

THIS RESTATED PROMISSORY NOTE RESTATES, MODIFIES AND INCREASES THAT CERTAIN PROMISSORY NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF $13,200,000 DATED SEPTEMBER 28, 2005, UPON WHICH DOCUMENTARY STAMP TAX WAS PREVIOUSLY PAID. THIS RESTATED PROMISSORY NOTE IS ISSUED PURSUANT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MAY 20, 2005, AS AMENDED.

RESTATED PROMISSORY NOTE

OCTOBER 10, 2006

$19,800,000

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to Bank of America, N.A., a national banking association, or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of May 20, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Bairnco Corporation, certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranties.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

BAIRNCO CORPORATION

By:  /s/ Lawrence C. Maingot

Name: Lawrence C. Maingot

Title:  Assistant Secretary

ARLON, INC.

By:  /s/ Lawrence C. Maingot

Name:  Lawrence C. Maingot

Title:  Assistant Secretary

KASCO CORPORATION

By:  /s/ Lawrence C. Maingot

Name:  Lawrence C. Maingot

Title:  Vice President